Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 12, 2019, is by and between The KEYW Holding Corporation (the “Company”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of July 21, 2014 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of July 21, 2014, (the “First Supplemental Indenture,” and together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and the Trustee, relating to the Company’s 2.50% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of April 21, 2019 (the “Merger Agreement”), by and among the Company, Jacobs Engineering Group Inc., a Delaware corporation (“Parent”), and Atom Acquisition Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity;

WHEREAS, subject to the terms and conditions contained in the Merger Agreement, all the issued and outstanding shares of common stock of the Company, par value $0.001 per share, (each a “Share” and, collectively, the “Shares”) will be converted into the right to receive an amount in cash equal to the offer price of $11.25 per share (the “Merger Consideration”) payable net to the holders of the Shares in cash, without interest. Upon the consummation of the Merger, all Shares will no longer be outstanding and will cease to exist;

WHEREAS, the Merger will constitute a Share Exchange Event under the Indenture;

WHEREAS, in connection with the foregoing, Sections 10.02(g) and 14.07(a) of the First Supplemental Indenture provide that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders, become convertible into Reference Property (as defined below);

WHEREAS, pursuant to Section 10.02(g) of the First Supplemental Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture, without the consent of any Holders;

WHEREAS, the Company desires that the Trustee join with it in execution and delivery of this Second Supplemental Indenture, and in accordance with Section 13.07(a) of the Base Indenture and Sections 10.03, 10.06 and 14.07(a) of the First Supplemental Indenture, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel responsive to and in compliance with the matters stated therein; and

WHEREAS, each party hereto has duly authorized the execution and delivery of this Second Supplemental Indenture and has done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
Defined Terms

Section 1.01. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Base Indenture and the First Supplemental Indenture or in the preamble or recital thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Effect of Merger

Section 2.01. Conversion of Notes. In accordance with Section 14.07(a) of the First Supplemental Indenture, from and after the effective time of the Merger, the right to convert each $1,000 principal amount of the Notes shall be changed to a right to convert such principal amount of Notes into cash (the “Reference Property”) in an amount equal to (x) the Conversion Rate in effect immediately prior to the Merger (including any adjustment pursuant to Section 14.03 of the First Supplemental Indenture), multiplied by (y) the Merger Consideration for the transaction, resulting in the right to convert $1,000 principal amount of Notes into $758.35 in cash. The provisions of the First Supplemental Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Effectiveness. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

ARTICLE III
Miscellaneous

Section 3.01. Governing Law. This Second Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Second Supplemental Indenture and each note, shall be governed by, and construed in accordance, with the laws of the State of New York.

Section 3.02. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.03. Jurisdiction. The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Second Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Second Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 3.04. Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as supplemented hereby, the Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.05. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, is intended or shall be construed to give any person, other than the parties hereto, any agent, any registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.06. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.07. Effect on Successors and Assigns. All agreements of the Company and the Trustee in this Second Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.08. Concerning the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

The KEYW Holding Corporation, as the Company

By:	/s/ Dawne S. Hickton
Name: Dawne S. Hickton
Title: President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Vice President

Signature Page to Second Supplemental Indenture